Exhibit 99.2

EXECUTION COPY

AMENDMENT AGREEMENT dated as of November 30, 2004 (this “Agreement”), between GENERAL REINSURANCE CORPORATION (“GenRe”), a Delaware corporation, WHITE MOUNTAINS INSURANCE GROUP, LTD. (“WM”), a company existing under the laws of Bermuda, and FUND AMERICAN COMPANIES, INC. (the “Company”), a Delaware corporation and wholly-owned subsidiary of WM.

W I T N E S S E T H:

WHEREAS Berkshire Hathaway Inc. (“Berkshire”), a Delaware corporation, WM and the Company entered into a Subscription Agreement dated as of May 30, 2001 (the “Subscription Agreement”), for the sale to Berkshire of 300,000 shares of Series A Preferred Stock (the “Preferred Stock”), no par value, of the Company;

WHEREAS on June 1, 2001 Berkshire assigned all of its rights under the Subscription Agreement to GenRe; and

WHEREAS the parties desire to make certain amendments to the Subscription Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, GenRe, WM and the Company agree as follows:

SECTION 1.     Amendment to Subscription Agreement.

The parties agree to amend the Subscription Agreement by deleting the words “as a result of Newco’s lack of available earnings and profits,” from Section 8.01(a).

SECTION 2.      Governing Law.

This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of laws (to the extent that the application of the laws of another jurisdiction would be required thereby).  The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States for the Southern District of New York in respect of any action or proceeding relating in any way to this Agreement.

SECTION 3.      Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument.

SECTION 4.      Headings Descriptive.

The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 5.      Amendment or Waiver.

Neither this Agreement nor any of the terms hereof may be amended, modified, supplemented, waived, discharged or terminated unless such amendment, modification, supplement, waiver, discharge or termination is in writing signed by GenRe, WM and the Company.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 6.      Successors.

This Agreement shall be mutually binding upon, and inure to the mutual benefit of, GenRe, WM and the Company and their respective successors.

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IN WITNESS WHEREOF, GenRe, WM and the Company have duly executed this Agreement, all as of the date first written above.

GENERAL REINSURANCE CORPORATION,

By

Name:
Title:

WHITE MOUNTAINS INSURANCE GROUP, LTD.,

By

Name:
Title:

FUND AMERICAN COMPANIES, INC.

By

Name:
Title:

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